Exhibit 10.1

66 S. Hanford St. Suite 150 T 206-436-8796 Seattle, WA 98134 www.jonessoda.com

December 1, 2020

Mark Murray

Re:	Amended and Restated Employment Offer –Chief Executive Officer and President

Dear Mark:

On behalf of Jones Soda Co. (“Jones Soda” or the “Company”), I am very pleased to offer you the position of Chief Executive Officer and President. This amended and restated employment offer letter establishes the updated terms of your employment with Jones Soda and amends and restates in its entirety the prior Employment Offer letter agreement between you and Jones Soda dated August 31, 2020 (the “Prior Agreement”).

Start Date.

Your start date with Jones Soda as Chief Executive Officer and President shall be December 1, 2020.

Compensation.

Your base salary will be $275,000 on an annualized basis. Additionally, you will continue to be eligible for a $100/month cell phone allowance. Paydays are semi-monthly on or about the 15th and last day of the month.

Bonus – You will be eligible to earn a cash bonus in the amount of up to $100,000 for 2021 pursuant to a bonus plan to be established by the Company’s compensation committee and approved by the Company’s Board of Directors, which bonus plan will be based on the Company’s 2021 performance.

Stock Options – In connection with your initial employment, you were previously granted non-qualified stock options for the purchase of (i) 100,000 shares of the Company’s common stock, which were immediately vested as of the date of grant, and (ii) 400,000 shares of the Company’s common stock, which vest as follows:  1/4th of the shares subject to the option shall vest on the one-year anniversary of the date of grant and an additional 1/48th of the shares subject to the option shall vest on a monthly basis thereafter for a period of 48 months (subject to your continuous service with the Company).

Benefits.

You will continue to be eligible for the same benefits as similarly-situated employees receive, as in effect from time to time, after 60 days. Presently, those benefits include Medical, Dental, Vision, Life, Short-term Disability, Long-term Disability, and 401k (No match at this time). Additionally, you will continue to receive 4 weeks’ vacation per annum that begins accruing on your start date, 5 sick days, paid holidays.

_____________

December 1, 2020

Termination.

You will be an employee at will, meaning that either you or Jones Soda may terminate your employment relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you are unauthorized and are superseded and cancelled by this amended and restated employment offer letter. Please also remember that employment terms like your position, hours of work, work location, compensation, employee benefits, and the Employee Handbook may change over the course of employment at Jones Soda’s discretion.

Confidentiality/Non-Disclosure Agreement.

As a condition of your employment, you were required to sign the Company’s Confidentiality/Non-Disclosure Agreement (the “Confidentiality Agreement”). Jones Soda’s willingness to continue to employ you is based in significant part on your commitment to fulfill the obligations specified in the Confidentiality Agreement.

Other Conditions.

Your employment is conditioned upon successful completion of a reference/background check. Additionally, you were required to complete INS Form I-9. Completion of this form requires you to present documentation confirming your identity and eligibility to work in the United States by your third day of employment. By signing this amended and restated employment offer letter, you represent that you are under no contractual commitments inconsistent with your obligations to Jones Soda. You were also be required to sign, promote and enforce our Code of Conduct. You are expected to continue to abide by the Jones Soda employee handbook and policies during your term of employment with Jones Soda.

Steps to Take to Accept Employment.

This offer will remain open through December 1, 2020. If you wish to accept continued employment with Jones Soda, please do the following:

•	sign two copies of this amended and restated employment offer letter;
•	retain for your files one copy; and
•	return the other signed copy to Human Resources.

Summary.

If you accept continued employment with Jones Soda, this amended and restated employment offer letter will document your employment terms. This amended and restated employment offer letter supersedes any previous discussions or offers, no matter what their source, including, without limitation, the Prior Agreement. Any future modifications of or additions to the terms set forth in this amended and restated employment offer letter will be of no effect unless in writing and signed by you and an authorized officer of Jones Soda.

_____________

December 1, 2020

We hope that you will accept this offer and look forward to continuing a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this amended and restated employment offer letter.

Sincerely,

/s/ Jamie Colbourne

Jamie Colbourne,

Acting Principal Financial Officer

Acceptance.

I accept continued employment with Jones Soda under the terms set forth in this amended and restated employment offer letter.

/s/ Mark Murray (signature line)

December 1, 2020 (date)

Mark Murray (printed name of employment applicant)

Enclosure/attachment: 1 copy of Offer Letter